Exhibit 2.1

EXECUTION

ASSET PURCHASE AGREEMENT

by and among

Sierra Bullets, L.L.C.

as Buyer, and

REMINGTON OUTDOOR COMPANY, INC.

and

EACH OF THE SUBSIDIARIES OF REMINGTON OUTDOOR COMPANY, INC.,

AS SET FORTH ON THE SIGNATURE PAGES HERETO

as Seller

Dated as of September 30, 2020

TABLE OF CONTENTS

SCHEDULES

Schedule 1.1(h) - Assumed Benefit Plans

Schedule 1.1(i) - Assumed Business Contracts

Schedule 1.1(k) - Intellectual Property

Schedule 1.2(r) - Excluded Assets

Schedule 1.3(h) - Assumed Liabilities

Schedule 1.4(o) - Excluded Liabilities

Schedule 1.5(a) - Estimated Cure Amount

Schedule 4.1(g) - Compliance with Law

Schedule 4.1(h) - Contracts

Schedule 4.1(i) - Material Permits

Schedule 11.5 - Brokers and Finders

Schedule 12.1(a) - Brand Name

EXHIBITS

Exhibit 1 - Bidding Procedures Order

Exhibit 2 - Transition Services Agreement

Exhibit 3 - Proposed Sales Order

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 30, 2020 (the “Effective Date”), is entered into by and among Remington Outdoor Company, Inc., a Delaware corporation and debtor-in-possession (“ROC”), each of the subsidiaries of ROC set forth on the signature pages to this Agreement (collectively with ROC, “Seller”), and Sierra Bullets, L.L.C. (“Buyer”), or a Buyer Acquisition Vehicle as assignee in accordance with Section 11.1. Capitalized terms used in this Agreement are defined or cross-referenced in Article 12.

RECITALS

A.            Seller is engaged in the manufacturing and sale of ammunition, cartridges, shotshells, blanks, bullets, pellets, shot, caps, primers, wads and parts thereof at the Assumed Leased Real Property under the Barnes Bullets brand (the “Business”), and owns various assets related to the Business. On July 27, 2020 (the “Petition Date”) Seller filed a voluntary petition for relief under Chapter 11 of Title 11, United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Alabama (the “Bankruptcy Court” and the case arising under such petition, the “Bankruptcy Case”).

B.            On the Petition Date, Seller filed a Motion for (I) an Order Establishing Bidding Procedures and Granting Related Relief and (II) an Order or Orders Approving the Sale of the Debtors’ Assets pursuant to which Seller sought, and the Bankruptcy Court approved, the Bidding Procedures Order attached hereto as Exhibit 1 (the “Bidding Procedures Order”).

C.            Buyer desires to purchase the Acquired Assets free and clear of Liens, Claims and Interests (other than Permitted Liens), except for assumption of the Assumed Liabilities from Seller, and Seller desires to sell, convey, assign and transfer to Buyer, the Acquired Assets together with the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with Sections 105, 363 and 365 and other applicable provisions of the Bankruptcy Code.

D.            Buyer, in exchange for the transfer to Buyer of the Acquired Assets, desires to provide certain consideration (as set forth below) to Seller.

E.            The Acquired Assets and Assumed Liabilities are assets and liabilities of Seller, which are to be purchased and assumed by Buyer pursuant to an order of the Bankruptcy Court approving such sale pursuant to Sections 105, 363 and 365 of the Bankruptcy Code (the “Sale Order”), which order will include the authorization for the assumption by Seller and assignment to Buyer of certain executory contracts and unexpired leases and liabilities thereunder under Section 365 of the Bankruptcy Code, all in the manner and subject to the terms and conditions set forth in this Agreement and the Sale Order and in accordance with the applicable provisions of the Bankruptcy Code. The consummation of the transactions set forth in this Agreement is subject, among other things, to the entry of the Sale Order.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1. PURCHASE AND SALE OF THE ACQUIRED ASSETS.

Section 1.1 Transfer of Acquired Assets. At the Closing, upon and subject to the terms and conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall acquire from Seller, all of Seller’s right, title and interest in and to the Acquired Assets free and clear of all Liens, Claims and Interests (other than Permitted Liens and the Assumed Liabilities). For all purposes under this Agreement, the term “Acquired Assets” shall (i) not include any Excluded Assets, (ii) include the Brand Name and (iii) mean all of the other properties, assets, Interests and rights of Seller existing as of the Closing Date, of any kind or nature, real or personal, tangible or intangible, that in each case in this clause (iii) primarily relate to the ownership, operation and management of the Business, including, but not limited to the assets listed in Section 1.1(a) to (s) below.

(a)             [intentionally omitted];

(b)            the Utah Lease, together with all security and other deposits related thereto, prepaid rent and appurtenances thereto and associated therewith (the “Assumed Lease”);

(c)            all Leasehold Improvements of Seller located on the Leased Real Property that is subject to the Assumed Lease (the “Assumed Leased Real Property”);

(d)            all of Seller’s owned (i) equipment, machinery, furniture, fixtures and improvements, tooling and spare parts and any other tangible property located at the Assumed Leased Real Property (including, in each case, any consumables located thereon) or that is otherwise primarily used or primarily held for use in the ownership, operation or management of the Business (the “Owned FF&E”), and (ii) to the extent assignable, rights to any warranties and licenses received from manufacturers and sellers of the Owned FF&E;

(e)            all of Seller’s (i) equipment, machinery, furniture, fixtures and improvements, tooling and spare parts and any other tangible property located at the Assumed Leased Real Property or that is otherwise primarily used or primarily held for use in the ownership, operation or management of the Business, that are in each case leased pursuant to any Contract (the “Assumed FF&E Leases” and the equipment, machinery, furniture, fixtures and improvements, tooling and spare parts so leased, the “Leased FF&E”), (ii) rights under the Assumed FF&E Leases, and (iii) to the extent assignable, rights to any warranties and licenses received from manufacturers and lessors of the Leased FF&E;

(f)             all of Seller’s (i) owned cars, trucks and other motor vehicles primarily used in connection with the Business at the Assumed Leased Real Property (the “Owned Motor Vehicles”), and (ii) rights to the warranties and licenses received from manufacturers and sellers of the Owned Motor Vehicles;

(g)            all of Seller’s (i) cars, trucks and other motor vehicles that are leased pursuant to any Contract and primarily used for the ownership, operation of management of the Business at the Assumed Leased Real Property (the “Assumed Motor Vehicle Leases” and the cars, trucks and other motor vehicles so leased, the “Leased Motor Vehicles”), (ii) rights under the Assumed Motor Vehicle Leases, and (iii) rights to the warranties and licenses received from manufacturers and lessors of the Leased Motor Vehicles;

(h)            all proceeds and recoveries form, policies (but not, for the avoidance of doubt, any Insurance Policies themselves) to the extent attributable to any of the Acquired Assets, only to the extent in respect of periods on or after the Effective Date) (the rights described in this Section 1.1(h) being collectively the “Assumed Policies”), provided, however, only those Employee Benefit Plans set forth on Schedule 1.1(h) shall be deemed to be “Assumed Policies”;

(i)             all Contracts set forth on Schedule 1.1(i) (collectively, the “Assumed Business Contracts” and, together with the Assumed FF&E Leases, the Assumed Motor Vehicle Leases, the “Assumed Contracts”);

(j)             to the extent transferable under applicable Law, all Permits issued to Seller that are primarily used in connection with the ownership, operation and/or management of the Business, and all pending applications therefor, including, without limitation, any of the foregoing listed on Schedule 4.1(i);

(k)            all (i) registered and unregistered Intellectual Property owned and/or primarily used by Seller in connection with the ownership, operation and/or management of the Business, including but not limited to (A) the Intellectual Property listed on Schedule 1.1(k), (B) all Intellectual Property owned by Seller in the all-copper and powdered metallurgy ammunition field, and the exclusive use of such Intellectual Property, and (C) and any and all corresponding rights that, now or hereafter, may be secured throughout the world, including without limitation the name “Barnes Bullets”, and (ii) to the extent transferable under applicable Law, Intellectual Property licensed to Seller primarily in connection with the ownership, operation and/or management of the Business (all the aforementioned, together with the Brand Name, the “Acquired Intellectual Property”);

(l)             all sales orders or other commitments of Seller to purchasers of goods, services or products produced or sold by the Business (the “Customer Orders”);

(m)           all outstanding purchase orders or other commitments of Seller to suppliers of goods and services for materials, supplies or other items exclusively used in connection with the ownership, operation and/or management of the Business (the “Purchase Orders”);

(n)            all right, title and interest in and to all inventory, supplies and finished goods within the scope of the operations of the Business and located on the Leased Real Property or (to the extent within the scope of the operations of the Business) in the possession of any third-party bailees (collectively, the “Inventory”);

(o)            all (i) rights to refunds relating to, and prepaid expenses and deposits attributable to, any Purchase Orders, Customer Orders, Assumed Contracts and Inventory, and all rights under credit card merchant accounts, (ii) prepaid charges and deposits in respect of telephone, electricity, water and sewer and other utilities provided to the Assumed Leased Real Property, (iii) prepaid common area maintenance expenses relating to any Assumed Lease and security deposits for any Assumed Lease, (iv) ordinary holdbacks (including ordinary credit card holdback payments or protection reserves) in connection with or relating to any Acquired Asset and (v) other deposits, prepaid charges and expenses paid by Seller and other rights of Seller in connection with or primarily relating to any Acquired Asset;

(p)            all goodwill, including all goodwill associated with the Business, with the Acquired Intellectual Property, and with any of the other Acquired Assets;

(q)            Claims held by Seller that relate to Acquired Assets;

(r)             all other tangible or intangible assets of Seller primarily used in connection with the ownership, operation and/or management of the Business; and

(s)            to the extent permitted by applicable Law (and other than all Documents of Seller held by Seller or Seller’s counsel related to the Retained Litigation), all Documents that are primarily used in or primarily held for use in, or that primarily relate to, the Acquired Assets, the Assumed Liabilities or the Business; provided, that Buyer shall provide (i) Seller with reasonable access at Seller’s sole cost and expense, including the ability to make copies (during business hours with reasonable prior notice and subject to then-applicable COVID Restrictions) to the same following the Closing to the extent reasonably necessary to permit Seller to wind-down and liquidate its estate after the Closing and (ii) any other buyer of ROC’s lines of business or assets pursuant to the auction contemplated by the Bidding Procedures Order (an “Other Buyer”) reasonable access at such Other Buyer’s sole cost and expense, including the ability to make copies (during business hours with reasonable prior notice and subject to then-applicable COVID Restrictions) to the same to the extent reasonably related to the assets of ROC purchased by such Other Buyer; and provided, further, that as a condition to such access, Seller and each such Other Buyer shall each keep such information confidential in accordance with all contractual requirements and any applicable Laws (or in the case of any such Other Buyer, a confidentiality agreement reasonably acceptable to Buyer).

Section 1.2 Excluded Assets. Except as provided in Section 1.1, the Acquired Assets shall not include any right, title or interest of any Person other than Seller in any property or asset, or Seller’s right, title and interest in, to and under properties and assets not used in connection with the ownership, operation and/or to management of the Business, and shall specifically exclude the following properties, Contracts, Leases, and other assets, interests and rights of Seller (all such items not being acquired by Buyer being referred to in this Agreement as the “Excluded Assets”):

(a)            all rights of every nature and description (other than Assumed Policies under or arising out of all insurance policies of Seller (“Insurance Policies”), including without limitation (i) with respect to Claims arising prior to the Effective Date; (ii) to the extent of coverage of any Excluded Liabilities, (iii) under those insurance policies covering any tort liabilities that are not Assumed Liabilities, (iv) under the D&O Insurance, and (v) under those insurance policies covering liabilities and Claims against Seller and its affiliates relating to the Excluded Employee Liabilities;

(b)            all Owned Real Property;

(c)            any asset that is not owned or leased by Seller or not used or held for use in connection with the ownership, operation and management of the Business;

(d)            any minute books, stock ledgers, corporate seals and stock certificates of Seller, and other similar books and records that Seller is required by Law to retain and all Tax Returns, financial statements and corporate or other entity filings; provided that (i) Seller shall provide Buyer with reasonable access to the same following the Closing to the extent relating to the Acquired Assets and when reasonably requested by Buyer and (ii) Buyer shall be entitled upon reasonable request to be provided with copies of all such records, at its own expense, and provided, further, that Seller shall notify Buyer before disposing of any such records and upon Buyer’s reasonable request shall transfer them to Buyer;

(e)            all (i) prepaid premiums in respect of all Excluded Insurance Policies, (ii) retainers, prepayments or on-account cash paid to Seller’s professionals and advisors, including any carve-out under any DIP Facility or cash collateral arrangements (whether retained in the Bankruptcy Case or otherwise), and (iii) other deposits, prepaid charges and expenses paid by Seller to the extent in connection with or relating to any Excluded Asset;

(f)             all rights to or claims for refunds, overpayments or rebates of Pre-Closing Taxes, including any refunds, overpayments or rebates of Pre-Closing Taxes for any Straddle Period, other than, in any of the foregoing cases, any such refunds, overpayments or rebates that are attributable to Taxes actually paid by Buyer;

(g)            all shares of capital stock (and any other equity interests or rights convertible into equity interests) issued by any Seller entity;

(h)            all Documents exclusively relating to any Excluded Asset; provided, that Seller shall provide Buyer with reasonable access at Buyer’s sole cost and expense, including the ability to make copies (during business hours with reasonable prior notice and subject to then- applicable COVID Restrictions) to the same to the extent reasonably related to the Acquired Assets;

(i)             all Documents exclusively relating to any Employees who do not become Transferred Employees; provided that, to the extent permitted by applicable Law, Seller shall make copies of such Documents available to Buyer if reasonably related to addressing or defending any such Employees’ claims against Buyer;

(j)             subject to Section 1.6, any asset that requires the consent of a third party to be transferred, assumed or assigned hereunder as to which, by the Closing Date (and after giving effect to the entry of the Sale Order and any other Order of the Bankruptcy Court eliminating any contractual right of third parties to withhold such consent), such consent to transfer, assumption or assignment has not been effected or excused (for clarity, all liabilities associated with each such asset are excluded from Assumed Liabilities pursuant to Section 1.4(a));

(k)            all Employee Benefit Plans and all assets of, and Contracts exclusively relating to or associated with such plans;

(l)             all Cash and all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing;

(m)           any rights of Seller under this Agreement or any Ancillary Agreement to which Seller is a party, including without limitation any rights relating to the Purchase Price;

(n)            copies of all Historic Firearms Books and Records of Seller; provided, that Seller shall provide Buyer with reasonable access at Buyer’s sole cost and expense, including the ability to make copies (during business hours with reasonable prior notice and subject to then- applicable COVID Restrictions) to the same to the extent reasonably related to the Acquired Assets;

(o)            all Documents of Seller held by Seller or Seller’s counsel relating to (i) any litigation against Seller or (ii) the Excluded Employee Liabilities;

(p)            the D&O Insurance, and all proceeds thereof;

(q)            all rights of recovery, rights of set-off, rights of indemnity, contribution or recoupment, warranties, guarantees, rights, remedies, counter-claims, cross-claims and defenses related to any Excluded Liability;

(r)            any properties, Contracts, Leases, or other assets, interests and rights of Seller that (i) do not relate to the ownership, operation or management of the Business or (ii) are otherwise set forth on Schedule 1.2(r);

(s)            all Avoidance Actions; and

(t)            Claims held by Seller against any party that are covered by, relate to or are based upon any Insurance Policies (including the D&O Insurance).

Notwithstanding any provision to the contrary in this Section 1.2, “Excluded Assets” does not include the Brand Name.

Section 1.3 Assumption of Liabilities. At the Closing, Buyer shall assume, and Buyer agrees to thereafter pay, perform and discharge when due, and indemnify, defend and hold harmless Seller, its Affiliates and all of their respective Related Persons from and against, the following liabilities (all items in this Section 1.3 being, collectively, the “Assumed Liabilities”):

(a)            Except as set forth in Section 1.5, all liabilities and unperformed and unfulfilled obligations of Seller under the terms of any Assumed Contract or Assumed Lease (including all premium finance arrangements of Seller for Assumed Contracts), and the Buyer’s Cure Amount in connection with the assignment of the Assumed Lease and the Assumed Contracts to, and the assumption of the Assumed Lease and the Assumed Contracts by, Buyer;

(b)            all liabilities and obligations of Seller under the Customer Orders and the Purchase Orders (including liabilities in respect of customer deposits, security deposits and prepaid items);

(c)            all liabilities and obligations for Post-Closing Taxes (including those relating to any Straddle Period);

(d) all liabilities and obligations for Transaction Taxes;

(e)            all Employee Liabilities relating to Transferred Employees (other than the Excluded Employee Liabilities);

(f)            all liabilities and obligations (including under applicable Environmental Laws and other Laws) arising out of or relating to Buyer’s ownership or operation of the Business and the Acquired Assets after the Closing;

(g)            all liabilities and obligations to indemnify and hold harmless any Transferred Employees; and

(h)            all liabilities and obligations of Seller set forth on Schedule 1.3(h).

Section 1.4 Retention of Liabilities. Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain liabilities and obligations of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). The Excluded Liabilities include, without limitation, the following liabilities and obligations (but in each case except as specifically assumed in Section 1.3):

(a)            all liabilities and obligations under or relating to the Excluded Assets;

(b)            all liabilities and obligations of Seller under or relating to the Priority Term Loan, the FILO Facility, the Exit Term Loan or the Intercompany Note;

(c)            all liabilities and obligations relating to any Employee Benefit (the “Excluded Employee Liabilities”);

(d)          all liabilities and obligations for Pre-Closing Taxes;

(e)           all liabilities and obligations of Seller arising under or incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the Ancillary Agreements to which Seller is a party and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(f)           all liabilities of, and Claims against, Seller arising from and in connection with grants of restricted common unit/share awards and stock options by Seller;

(g)          any liabilities and obligations of Seller under this Agreement, or under any Ancillary Agreement to which Seller is a party;

(h)	all liabilities under any Qualifying Excluded Contracts and Leases;

(i)	all State of Alabama Project Development Liabilities;

(j)	the Retained Litigation;

(k)          all other liabilities and obligations arising out of or relating to Seller’s ownership, operation or management of the Business and the Acquired Assets prior to the Closing;

(l)	all liabilities and obligations under the CBA;

(m)	all liabilities and obligations under the Pension Plan;

(n)	all City of Huntsville Project Development Liabilities; and

(o)          all of Seller’s other liabilities and obligations that are not Assumed Liabilities, including, without limitation, liabilities set forth on Schedule 1.4(o).

Section 1.5 Assumed Lease and Assumed Contracts; Cure Amount.

(a)            At such time as is specified in the Sale Order, pursuant to Section 365 of the Bankruptcy Code, Seller shall assume and assign to Buyer and Buyer shall assume from Seller, the Assumed Lease and the Assumed Contracts. The amounts necessary, pursuant to Section 365 of the Bankruptcy Code, to cure any and all defaults and to pay all actual or pecuniary losses that have resulted from any such defaults under any Assumed Lease or Assumed Contract, in each case as and when finally determined by the Bankruptcy Court pursuant to the procedures set forth in the Sale Order and this Agreement (such aggregate amount, the “Cure Amount”) shall be paid by Buyer; provided however that (a) Buyer shall have no obligation to pay more than an aggregate amount of $53,233 (the “Buyer’s Cure Amount”) for all Assumed Leases and Assumed Contracts listed on Schedule 1.1(i) as of the Effective Date plus any Cure Amount for Assumed Leases and Assumed Contracts that may be added to Schedule 1.1(i) after the Effective Date in accordance with the terms below, in each case as and when finally determined by the Bankruptcy Court pursuant to the procedures set forth in the Sale Order and this Agreement and (b) Seller shall be responsible for paying any difference (such difference, the “Seller’s Cure Amount”) between the Buyer’s Cure Amount and the Cure Amount that is necessary, pursuant to Section 365 of the Bankruptcy Code, to cure any and all defaults and to pay all actual or pecuniary losses that have resulted from any such defaults only under any Assumed Lease or Assumed Contract that is listed on Schedule 1.1(i) as of the Effective Date. Schedule 1.5(a) contains Seller’s estimate as of the Effective Date of the Cure Amount. Subject to the prior written consent of Seller in Seller’s sole discretion, Buyer may amend Schedule 1.1(i) to add any executory contracts of Seller at any time prior to the date of a final hearing to approve the sale of the Acquired Assets (the “Sale Hearing”). Subject to the limitations set forth in Section 1.5(d) and upon written notice to Seller, Buyer may amend Schedule 1.1(i) and Schedule 1.2(r) to reject any executory contracts of Seller at any time prior to the date of the Sale Hearing; provided that the definition or interpretation of (i) “Acquired Assets” for the purposes of Section 1.3 only and (ii) “Assumed Liabilities” and “Excluded Liabilities” for any purposes under this Agreement, shall not reflect any such amendment without the prior written consent of Seller. For the avoidance of doubt and notwithstanding anything to the contrary in this Section 1.5(a), Seller shall have no liability under this Agreement in respect of any Cure Amounts relating to Assumed Contracts that are not listed on Schedule 1.1(i) as of the Effective Date.

(b)            Seller shall timely serve the motion seeking entry of the Sale Order to all parties to Leases and Contracts and, subject to Section 1.6 and the performance of Buyer’s obligations in Section 5.2, Seller shall use commercially reasonable efforts to cause the Assumed Lease and Assumed Contracts to be assumed by Seller and assigned to Buyer pursuant to Section 365 of the Bankruptcy Code, and Seller shall comply with all requirements under Section 365 of the Bankruptcy Code necessary to assign and delegate to Buyer all of Seller’s rights and obligations under the Assumed Lease and Assumed Contracts.

(c)            Notwithstanding any provision in this Agreement to the contrary, if for any reason Buyer fails to pay the Buyer’s Cure Amount or Seller fails to pay the Seller’s Cure Amount in respect of any Assumed Contract or Assumed Lease when due and payable pursuant to this Agreement, the Sale Order or any other Order of the Bankruptcy Court, (i) the other party may pay or otherwise satisfy such Cure Amount or any other liability or obligation under such Assumed Contract or Assumed Lease and shall be reimbursed by the party responsible to make such payment within five (5) Business Days of notice of such payment (ii) each party shall indemnify and hold harmless the other party in respect of such Cure Amount, liability or obligation as well as any expenses (including legal fees and expenses) incurred by the other in defending any claim for payment of the Cure Amount or any other liability or obligation arising under such Contract or Lease asserted by the counterparty thereto and (iii) Seller or Buyer may reject, and nothing in this Agreement shall prohibit Seller or Buyer from rejecting, such Contract or Lease.

(d)            Notwithstanding any provision in this Agreement to the contrary, at any time prior to the Sale Hearing, Buyer may designate in writing to Seller any Contract or Lease as an Excluded Liability (and amend Schedule 1.2(r) for such purposes only), only if the rejection of such Contract or Lease would not give rise to a Claim in favor of the counterparty thereto having administrative priority or any other priority senior to a general unsecured Claim against the bankruptcy estate of Seller (the “Qualifying Excluded Contracts and Leases”). Seller may reject, and nothing in this Agreement shall prohibit Seller from rejecting, the Qualifying Excluded Contracts and Leases.

Section 1.6 Non-Assignment of Acquired Assets. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer and shall not effect the assignment or transfer of any Acquired Asset if (a) an attempted assignment thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any party thereto other than Seller (each such action, a “Necessary Consent”), would constitute a breach thereof (after giving effect to any waiver by the applicable counterparty, or any elimination of such approval, authorization or consent requirement by operation of the Sale Order) or in any way adversely affect the rights or obligations of Buyer thereunder and such Necessary Consent is not obtained and (b) the Bankruptcy Court shall not have entered an Order providing that such Necessary Consent is not required because the transfer thereof shall be deemed by the Bankruptcy Court to be (x) effective and (y) not a breach thereof, notwithstanding the failure to obtain such Necessary Consent. In such event, Seller and Buyer will use their commercially reasonable efforts to obtain the Necessary Consents with respect to any such Acquired Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may reasonably request; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested (other than the applicable Cure Amount) or to initiate any litigation or legal proceedings to obtain any such consent or approval. If such Necessary Consent is not obtained, or if such Acquired Asset or an attempted assignment thereof would otherwise be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement, to the extent feasible and at no out-of-pocket expense to Seller or Buyer, under which Buyer would obtain the benefits and assume the obligations (to the extent otherwise constituting Assumed Liabilities hereunder) thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer, or under which Seller would enforce for the benefit of, and at the direction of, Buyer, with Buyer assuming Seller’s obligations (to the extent otherwise constituting Assumed Liabilities hereunder), any and all rights of Seller thereunder.

Section 1.7 Further Conveyances and Assumptions.

(a)            Seller shall deliver to Buyer at the Closing such Employee Records as is reasonably necessary for Buyer to transition the Transferred Employees into Buyer’s records, as well as all other Documents included in the Acquired Assets.

(b)            At the Closing, and from time to time thereafter, Seller and Buyer shall, and Seller and Buyer shall cause their respective Affiliates to, execute, acknowledge and deliver all such further actions, as may be reasonably necessary or appropriate to sell, transfer, convey, assign and deliver fully to Buyer and its respective successors or permitted assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and to assure fully to Seller and its successors and permitted assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer under this Agreement, and to otherwise make effective or evidence the transactions contemplated by this Agreement.

Section 1.8      Conflicts with Other Bidders. In the event of any conflict regarding the Acquired Assets or the Assumed Liabilities between this Agreement and agreements governing other sales of the Seller’s assets in the Bankruptcy Case (the “Other Agreements”), Buyer shall cooperate in good faith with any other purchasers of Seller’s assets pursuant to such Other Agreements, whether before or after the Closing Date, to ensure that all assets or liabilities are appropriately apportioned between Buyer and such other purchasers in order to reflect the intent of Buyer and such other purchasers hereunder and thereunder.

ARTICLE 2. CONSIDERATION

Section 2.1 Consideration. The aggregate consideration for the sale and transfer to Buyer of the Acquired Assets (the “Purchase Price”) shall be:

(a)          Thirty Million Five Hundred Thousand United States Dollars (US$ 30,500,000) (the “Gross Closing Cash Payment”), to be adjusted pursuant to Section 2.2(b), and paid and delivered in accordance with Section 3.3(a); and

(b)	assumption of the Assumed Liabilities.

Section 2.2 Good Faith Deposit.

(a)            Concurrently with or prior to the execution and delivery of this Agreement, notwithstanding anything to the contrary in this Agreement, Buyer shall have deposited with Seller an amount equal to Thirty Million Five Hundred Thousand United States Dollars (US$ 30,500,000) by wire transfer of immediately-available funds (the “Good Faith Deposit”). The Good Faith Deposit shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of either of Seller or Buyer and shall be deposited in a segregated deposit account of Seller and held in trust to be administered solely in accordance with the terms of this Agreement and the Bidding Procedures Order. Upon the Closing, the Good Faith Deposit shall be an Excluded Asset and shall not be subject to any restrictions under this Agreement.

(b)            If the Closing occurs, the Gross Closing Cash Payment shall be reduced by the amount of the Good Faith Deposit (such resulting amount, the “Net Closing Cash Payment”), to be paid and delivered in accordance with Section 3.3(a).

(c)            If this Agreement is terminated pursuant to Section 10.1, the Good Faith Deposit shall, other than if a release of the Good Faith Deposit to Seller shall have previously occurred in accordance with Section 2.2(d), be repaid to Buyer or retained by Seller in the amounts and at the times set forth in Section 10.2(a) through Section 10.2(c).

(d)            Unless otherwise provided in Section 10.2(b), upon entry of the Sale Order, the Good Faith Deposit shall become non-refundable and shall be retained by the Seller.

(e)            Notwithstanding any provision herein to the contrary, in the event that the Closing does not occur on or before the seventh (7th) calendar day from the date of entry of the Sale Order by the Bankruptcy Court, Five Hundred Thousand United States Dollars ($500,000) of the Good Faith Deposit shall, within three (3) Business Days of such seventh (7th) calendar day, be returned by Seller to Buyer; provided, however, that such failure to occur of the Closing shall not have resulted from Buyer’s material breach of its obligations under this Agreement.

ARTICLE 3. CLOSING AND DELIVERIES

Section 3.1 Closing. Subject to the terms and conditions set forth herein, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by the electronic exchange of documents and signatures, or such other place as may be agreed upon, at 7:00 a.m., local Central Time, on the third (3rd) Business Day following the satisfaction or, to the extent permitted by this Agreement, waiver of each of the conditions set forth in Article 9 of this Agreement (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction, or waiver to the extent permitted by this Agreement, of such conditions), or such other date as may be agreed to by Seller and Buyer, which date shall not be earlier than the first day following the entry of the Sale Order by the Bankruptcy Court (the “Closing Date”).

Section 3.2 Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)            all of the Acquired Assets, together with one or more duly executed bills of sale, endorsed certificates of title and other evidence of transfer of motor vehicles and instruments of conveyance appropriate for the applicable Acquired Assets, each as reasonably requested by Buyer and otherwise in form and substance customary for transactions of this nature and reasonably acceptable to Buyer and Seller;

(b)            one or more duly executed assignment and assumption agreements for the Assumed Contracts and the Assumed Liabilities, in form and substance customary for transactions of this nature and reasonably acceptable to Buyer and Seller (each, an “Assignment and Assumption Agreement”);

(c)            one or more duly executed assignment and assumption agreements for the Assumed Lease, in form and substance customary for transactions of this nature and reasonably acceptable to Buyer and Seller (each, an “Assignment and Assumption of Lease”);

(d)            duly executed, and notarized where indicated, assignments of (i) the registrations and applications included in the Acquired Intellectual Property registered in the name of Seller, in forms suitable for recording in the U.S. Patent and Trademark Office and equivalent offices in jurisdictions outside the United States, (ii) the Internet domain name registrations and applications included in the Acquired Intellectual Property registered in the name of Seller, in a form suitable for filing with all applicable domain name registries, together with all relevant authorization codes for the transfer of such domain name registrations and applications and confirmation that the same have been unlocked, and (iii) general assignments of all other Acquired Intellectual Property, in each case in form and substance customary for transactions of this nature and reasonably acceptable to Buyer and Seller (each, an “Acquired Intellectual Property Assignment”);

(e)            the officer’s certificate required to be delivered pursuant to Section 9.2(a) and Section 9.2(b);

(f)            one or more affidavits executed by Seller, in the form prescribed under Treasury Regulation Section 1.1445-2(b), that Seller is not a foreign person within the meaning of Section 1445(f)(3) and Section 1446 of the Code;

(g)            a duly executed Limited Power of Attorney to enable Buyer to execute on Seller’s behalf any further documents necessary to record the assignment to Buyer of Acquired Intellectual Property.

Section 3.3 Buyer’s Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a)            cash in an amount equal to the Net Closing Cash Payment, by wire transfer of immediately available funds to the account or accounts of Seller identified by Seller in writing reasonably in advance of the Closing;

(b)	one or more duly executed Assignment and Assumption Agreements;

(c)            the officer’s certificate required to be delivered pursuant to Section 9.1(a) and Section 9.1(b); and

(d)            such other documents, instruments and certificates as Seller may reasonably request to transfer, assign and delegate the Assumed Liabilities to Buyer in accordance with the terms and conditions hereof.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a)            Corporate Organization. Each entity comprising Seller is duly formed or incorporated and validly existing and in good standing under the laws of its respective state of domicile. Subject to any necessary authority from the Bankruptcy Court, each entity comprising Seller has the requisite corporate or limited liability company power and authority to conduct the Business as now being conducted and to carry out its obligations under this Agreement.

(b)            Qualification to do Business. Each entity comprising Seller is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business(es) conducted by it makes such qualification necessary.

(c)            Authorization and Validity. Each entity comprising Seller has the corporate or limited liability company power and authority necessary to enter into this Agreement and each Ancillary Agreement to which Seller is a party and, subject to (i) the Bankruptcy Court’s entry of the Sale Order, and (ii) the termination or expiration of the waiting period under the HSR Act (if applicable), to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement has been duly authorized, and at or before Closing the execution and delivery of the Ancillary Agreements to which Seller is a party will be duly authorized, by all necessary corporate or limited liability company action by the boards of directors or managers of Seller, and no other corporate or limited liability company proceedings are necessary for the performance by Seller of its obligations under this Agreement or the consummation by Seller of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Seller, and at Closing the Ancillary Agreement to which Seller is a party will be duly and validly executed and delivered by Seller, and, subject to the Bankruptcy Court’s entry of the Sale Order and assuming due authorization, execution and delivery by Buyer, the Agreement is, and each of the Ancillary Agreements to which Seller is a party will be at Closing, a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

(d)            No Conflict or Violation. Neither the execution and delivery by Seller of this Agreement or any of the Ancillary Agreements to which Seller is a party, nor (subject to (i) the Bankruptcy Court’s entry of the Sale Order, and (ii) the termination or expiration of the waiting period under the HSR Act (if applicable)) the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which Seller is a party, nor compliance by Seller with any of the provisions hereof or thereof, will (x) conflict with or result in any breach of any provision of the respective certificates of incorporation or formation of Seller or the respective by-laws or operating agreements of Seller, or (y) violate any provision of law, regulation, rule or other legal requirement of any Government (“Law”) or any order, judgment or decree of any court or Government (“Order”) applicable to Seller or any of its properties or assets, except, in either of the foregoing cases (x) and (y), for any conflict or violation as would not reasonably be expected to cause a Material Adverse Effect.

(e)            Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party do not and will not require the consent or approval of, or filing with, any Government or any other Person, other than (i) as may be required to be obtained by Seller after the Closing in order for Buyer to own or operate any of the Acquired Assets; (ii) as required pursuant to the HSR Act, if applicable; (iii) the entry of the Sale Order by the Bankruptcy Court; or (iv) for such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements to which Buyer is a party.

(f)            Title and Ownership. Seller has good title to, or right by license, lease or other agreement to use, the Acquired Assets. Subject to the entry of the Sale Order, at the Closing, Seller will have the right to transfer the Acquired Assets to Buyer free and clear of all Liens, other than Liens included in the Assumed Liabilities and Permitted Liens.

(g)            Compliance with Law. Except as set forth on Schedule 4.1(g), (i) Seller has operated the Business in material compliance with all applicable Laws, and (ii) except as may result from the Bankruptcy Case, Seller has not received written notice of any violation of any applicable Laws, nor is Seller in default with respect to any Order applicable to the Acquired Assets.

(h)            Contracts and Leases. As of the Effective Date, other than as set forth on Schedule 4.1(h) or in motions or other pleadings or similar items filed with the Bankruptcy Court, neither Seller nor, to Seller’s Knowledge, any other party to any of the Assumed Contracts or Assumed Lease has commenced any action against any of the parties to such Assumed Contracts or Assumed Lease or given or received any written notice of any material default or violation under any Assumed Contract or Assumed Lease that was not withdrawn or dismissed, except only for those defaults that will be cured in accordance with the Sale Order (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Assumed Contracts and Assumed Lease). Assuming due authorization, execution, delivery and performance by the other parties thereto, each of the Assumed Contracts and Assumed Lease is, or will be at the Closing, valid, binding and in full force and effect against Seller, except as otherwise set forth on Schedule 4.1(h).

(i)            Permits. Schedule 4.1(i) sets forth a complete and correct list of all material Permits currently held by Seller in connection with the Business (“Material Permits”), and all Material Permits at the current locations of the Business are, except as would not cause a Material Adverse Effect, in full force and effect.

(j)            Intellectual Property. Schedule 1.1(k) sets forth a complete and correct list of all registrations and applications of the trademarks, patents and domain names owned and primarily used by Seller in connection with the Business.

(k)            Brand Name. Schedule 12.1(a) sets forth a complete and correct list of all registrations and applications for trademarks and service marks for the Brand Name.

(l)            Seller Not a Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 or 1446 of the Code.

Section 4.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)            Corporate Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation. Buyer has the requisite limited liability company power and authority to own its properties and assets and to conduct its business as now conducted and to carry out its obligations under this Agreement and each of the Ancillary Agreements to which Buyer is a party.

(b)            Qualification to do Business. Buyer is duly qualified to do business as an entity and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business(es) conducted by it makes such qualification necessary.

(c)            Authorization and Validity. Buyer has the requisite company power and authority necessary to enter into this Agreement, and at Closing will have the requisite company power and authority necessary to enter into each of the Ancillary Agreements to which Buyer is a party, and to carry out its obligations hereunder and thereunder, subject to (i) the Bankruptcy Court’s entry of the Sale Order, and (ii) the termination or expiration of the waiting period under the HSR Act (if applicable), to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and those Ancillary Agreements to which Buyer is a party have been duly authorized by all necessary company action by the board of directors (or equivalent), and no other company proceedings are necessary for the performance by Buyer of its obligations under this Agreement and each of the Ancillary Agreements to which Buyer is a party, or the consummation by Buyer of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer, and at Closing each Ancillary Agreement will be duly and validly executed and delivered by Buyer, and, subject to the Bankruptcy Court’s entry of the Sale Order and assuming due authorization, execution and delivery by Seller, the Agreement is, and each of the Ancillary Agreements will be at Closing, a valid and binding obligation of Buyer enforceable against it in accordance with its terms.

(d)            No Conflict or Violation. Neither the execution and delivery by Buyer of this Agreement or any of the Ancillary Agreements to which Buyer is a party, nor (subject to (x) the Bankruptcy Court’s entry of the Sale Order, and (y) the termination or expiration of the waiting period under the HSR Act (if applicable)) the consummation of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or equivalent documents) of Buyer, (ii) violate any provision of Law, or any Order applicable to Buyer or any of its properties or assets, or (iii) automatically result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, indenture, note, bond, lease, license or other agreement to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject, except as would not materially and adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(e)            Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party do not and will not require the consent or approval of, or filing with, any Government or any other Person, other than (i) as may be required to be obtained by Buyer after the Closing in order to own or operate any of the Acquired Assets; (ii) as required pursuant to the HSR Act, if applicable; (iii) for entry of the Sale Order by the Bankruptcy Court; or (iv) for such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements to which Buyer is a party.

(f)            Adequate Assurances Regarding Assumed Contracts and Assumed Lease. Buyer is and will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Contracts and Assumed Lease.

(g)            Financial Capability. Buyer and any Buyer Acquisition Vehicle currently has or at Closing will have available funds necessary to consummate the transactions contemplated by this Agreement, including the acquisition of the Acquired Assets and assumption of the Assumed Liabilities, and the payment therefor (i) to Seller of the Purchase Price and (ii) of any Buyer’s Cure Amount, and to perform its obligations under this Agreement and the Ancillary Agreements to which Buyer is a party on the terms and subject to the conditions contemplated hereby and thereby.

(h)            Investigation by Buyer. Buyer has conducted its own independent review and analysis of the Business, the Acquired Assets and the Assumed Liabilities, operations, technology, assets, liabilities, financial condition and prospects of the Business as formerly carried on by Seller and acknowledges that Seller has provided Buyer with reasonable access to the personnel, properties, premises and records of the Business for this purpose. Buyer has conducted its own independent review of all Orders of, and all motions, pleadings, and other submissions to, the Bankruptcy Court in connection with the Bankruptcy Case. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer (i) acknowledges that neither Seller nor any of its Affiliates or Related Persons makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its Affiliates or Related Persons, except for the representations and warranties contained in Section 4.1 (which are subject to the limitations and restrictions contained in this Agreement); and (ii) agrees, to the fullest extent permitted by Law, that none of Seller, its Affiliates or any of their respective Related Persons shall have any liability or responsibility whatsoever to Buyer or its Affiliates or Related Persons on any basis (including, without limitation, in contract or tort, under federal or state securities Laws or otherwise, but excluding misrepresentation or concealment arising from actual fraud of Seller) based upon any information provided or made available, or statements made, to Buyer or its Affiliates or Related Persons (or any omissions therefrom), including, without limitation, in respect of the specific representations and warranties of Seller set forth in this Agreement, except, with regard to Seller, for the representations and warranties contained in Section 4.1 and, with respect to such representations and warranties, subject to the limitations and restrictions contained in this Agreement.

Section 4.3      Warranties Exclusive; Schedules.

(a)            The representations and warranties contained in Article 4 are the only representations or warranties given by the parties to this Agreement and all other express or implied warranties are disclaimed. Without limiting the foregoing, the Acquired Assets are otherwise conveyed “AS IS”, “WHERE IS” and “WITH ALL FAULTS” and all warranties of merchantability or fitness for a particular purpose are disclaimed. WITHOUT LIMITING THE FOREGOING, SELLER AND SELLER’S AFFILIATES AND THEIR RESPECTIVE RELATED PERSONS HAVE MADE NO REPRESENTATION OR WARRANTY CONCERNING (A) ANY USE TO WHICH THE ACQUIRED ASSETS MAY BE PUT, (B) ANY FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS THAT MAY RESULT FROM THE OWNERSHIP, USE OR SALE OF THE ACQUIRED ASSETS OR THE ASSUMPTION OF THE ASSUMED LIABILITIES, (C) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR RELATED PERSONS OR (D) THE CONDITION OF THE ACQUIRED ASSETS, INCLUDING, WITHOUT LIMITATION, COMPLIANCE WITH ANY ENVIRONMENTAL LAWS OR OTHER LAWS. SELLER AND SELLER’S AFFILIATES AND RELATED PERSONS HAVE MADE NO REPRESENTATIONS OR WARRANTIES IN ANY OTHER AGREEMENT.

(b)            The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgement that any such matter is required to be disclosed or is material or that such matter would result in a Material Adverse Effect.

Section 4.4      Survival of Representations and Warranties. None of the representations or warranties of Buyer or Seller set forth in this Agreement or any Ancillary Agreement to which Buyer or Seller is a party or in any certificate delivered pursuant to Section 9.1(a), Section 9.1(b), Section 9.2(a) or Section 9.2(b) shall survive the Closing (and, for the avoidance of doubt, all covenants set forth in this Agreement or any Ancillary Agreement to which Buyer or Seller is a party shall survive in accordance with their respective terms).

ARTICLE 5. COVENANTS OF THE PARTIES

Section 5.1      Covenants of Seller. Seller covenants as follows:

(a)            Commercially Reasonable Efforts. Between the Effective Date and the Closing Date, Seller shall use all commercially reasonable efforts to (except as may be disclosed to Buyer) (i) obtain all necessary consents, waivers, authorizations and approvals of all Governments, and of all other Persons, required to be obtained by Seller in connection with the execution, delivery and performance by it of this Agreement and the Ancillary Agreements to which Seller is a party, (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or proper, consistent with applicable Law, to consummate and make effective in an expeditious manner the transactions contemplated by this Agreement and the Ancillary Agreements, and (iii) maintain the Acquired Assets substantially in accordance with Seller’s current practices and procedures (as adjusted for the effects of any COVID Restrictions).

(b)            Access to Properties and Documents; Confidentiality. Seller shall afford to Buyer, and to the accountants, counsel and representatives of Buyer, reasonable access (subject to any COVID Restrictions) during normal business hours throughout the period from the Effective Date until the Closing Date (or the earlier termination of this Agreement pursuant to Article 10) to all Documents of Seller relating to the Acquired Assets and the Assumed Liabilities. Upon reasonable prior notice, Seller shall also afford Buyer reasonable access, taking into account any COVID Restrictions and Seller’s resources and other commitments, during normal business hours, to all Acquired Assets, and to Seller’s executive officers, accountants, counsel, employees and other representatives, throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article 10). The rights of access contained in this Section 5.1(b) are granted subject to, and on, the following terms and conditions: (i) any such investigation shall not include physical testing or sampling and will be conducted in a reasonable manner; (ii) all information provided to Buyer or its agents or representatives by or on behalf of Seller or its agents or representatives (whether pursuant to this Section 5.1(b) or otherwise) will be governed and protected by the Confidentiality Agreement, dated as of August 5, 2020 by and between Buyer and ROC (the “Confidentiality Agreement”); and (iii) such rights of access shall not affect or modify the conditions set forth in Article 9 in any way. Buyer shall indemnify, defend and hold harmless (i) Seller, (ii) the lessors of any Leased Real Property, and (iii) Seller’s and such lessors’ respective Affiliates and Related Persons from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by such Persons in connection with (A) Buyer’s or its accountants, counsel and representatives entry upon the Leased Real Property in connection with their exercise of the right of access pursuant to this Section 5.1(b), and (B) any and all other activities undertaken by Buyer or its accountants, counsel and representatives with respect to any such Leased Real Property in connection with their exercise of the right of access pursuant to this Section 5.1(b).

(c)            Cure of Defaults. Seller shall, without any adjustment to the Purchase Price, as of the Closing or, in respect of any Assumed Lease or Assumed Contract for which the Bankruptcy Court does not enter an Order fixing the Cure Amount until after the Closing, then immediately following the entry of such Order, pay the applicable Seller’s Cure Amount.

(d)            Operation of the Business. Except (i) as otherwise contemplated or permitted by this Agreement or the Ancillary Agreements, (ii) with the prior consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), or (iii) in connection with any Order relating to the Bankruptcy Case, between the Effective Date and the Closing Date, Seller shall (A) use its commercially reasonable efforts to operate the Business in all material respects in the ordinary course consistent with current practices (after taking into account Seller’s status as a debtor-in- possession and any COVID Restrictions), (B) not enter into, materially amend or terminate any Assumed Contract or Assumed Lease outside of the ordinary course of business where such amendment or termination would have a material and adverse effect on the value of the Acquired Assets taken as a whole, (C) not remove from the Assumed Lease Real Property any Owned FF&E, other than Inventory; and (D) notify Buyer of any notices relating to or proposed changes affecting Seller’s insurance policies covering any of the Acquired Assets. Notwithstanding the foregoing, nothing in this Agreement shall restrict Seller from rejecting any (x) Contract or Lease that is not an Assumed Contract or Assumed Lease or (y) Qualifying Excluded Contracts and Leases.

Section 5.2      Covenants of Buyer. Buyer covenants as follows:

(a)            Commercially Reasonable Efforts. Buyer shall use all commercially reasonable efforts to (except with Seller’s prior written consent, in Seller’s sole discretion) (i) obtain all consents and approvals of all Governments, and all other Persons, required to be obtained by Buyer to effect the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper, consistent with applicable Law, to consummate and make effective in an expeditious manner the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)            Adequate Assurances Regarding Assumed Contracts and Assumed Lease. With respect to each Assumed Contract and Assumed Lease that (i) is not a Qualifying Excluded Contract and Lease, Buyer shall provide adequate assurance of the future performance of such Assumed Contract or Assumed Lease by Buyer and (ii) is a Qualifying Excluded Contract and Lease, Buyer shall undertake reasonable efforts to provide adequate assurance of the future performance of such Assumed Contract or Assumed Lease by Buyer; provided that, for clarity the failure to provide adequate assurance shall not be a breach of this Section 5.2(b)(ii) if Buyer has undertaken reasonable efforts to provide such assurance. Buyer agrees that it will promptly take all actions as are reasonably requested by Seller to assist in obtaining the Bankruptcy Court’s entry of the Sale Order, including, without limitation, furnishing affidavits, financial information or other documents or information for filing with the Bankruptcy Court and making Buyer’s employees and representatives available to testify before the Bankruptcy Court.

(c)            Cure of Defaults. Buyer shall, without any adjustment to the Purchase Price, as of the Closing or, in respect of any Assumed Lease or Assumed Contract for which the Bankruptcy Court does not enter an Order fixing the Cure Amount until after the Closing, then immediately following the entry of such Order, cure any and all defaults under the Assumed Contracts and Assumed Lease (other than Qualifying Excluded Contracts and Leases), including paying the applicable Buyer’s Cure Amount, which defaults are required to be cured under the Bankruptcy Code, so that such Assumed Contracts and Assumed Lease may be assumed by Seller and assigned to Buyer in accordance with the provisions of Section 365 of the Bankruptcy Code.

(d)            Performance under Assumed Contracts and Assumed Lease. Buyer shall (i) from and after the Closing Date, assume all obligations and liabilities of Seller under the Assumed Contracts and Assumed Lease, (ii) from and after the Closing Date, take all actions necessary to satisfy its obligations and liabilities under the terms and conditions of each of the Assumed Contracts and Assumed Lease, and (iii) indemnify, defend and hold harmless Seller, Seller’s Affiliates, and all of their respective Related Persons from and against any damages, losses, costs, expenses and other liabilities arising out of a breach of this Section 5.2(d) or any of Buyer’s other covenants contained in this Agreement or any Ancillary Agreements to which Buyer is a party.

(e)            Indemnification for Use of Real Property. Buyer shall indemnify, defend and hold harmless (i) Seller, and (ii) Seller’s Affiliates and Related Persons from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by such Persons in connection with (A) Buyer’s or Buyer’s agents’ or representatives’ entry upon the Leased Real Property in connection with their exercise of the right of access pursuant to Section 5.1(b), and (B) any and all other activities undertaken by Buyer or Buyer’s agents or representatives with respect to any such Leased Real Property.

(f)            Released Claims. Effective as of the Closing Date, Buyer, on behalf of itself and its Affiliates and each of their respective employees, directors, officers, shareholders, and advisors, hereby covenants and agrees that it shall not (i) assert any Claims that constitute Acquired Assets to the extent such Claims have been, or are at any time thereafter, released by or on behalf of Seller or any other Person pursuant to the Plan, an Order of the Bankruptcy Court, or otherwise or (ii) pursue, prosecute or assert any rights related to any Claims against employees, officers, directors, counsel and other advisors of Seller, including by way of offset or recoupment.

Section 5.3      HSR Act.

(a)            Subject to the terms and conditions of this Agreement, each of the parties will (i) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Antitrust Laws to consummate the transactions contemplated by this Agreement, (ii) if the transactions contemplated hereby require a Notification and Report Form pursuant to the HSR Act, use commercially reasonable efforts to file such Notification and Report Form with respect to the transactions contemplated by this Agreement within ten (10) Business Days following the Effective Date, supplying as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b)            In connection with the efforts referenced in Section 5.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, each of the parties shall use commercially reasonable efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Government authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement and (iii) permit the other parties to review any material communication given to it by, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Government authority in connection with any proceeding by a private party. The foregoing obligations in this Section 5.3(b) shall be subject to the Confidentiality Agreement with respect to the confidential information of Buyer and Seller, and any attorney-client, work product or other privilege, and each of the parties to this Agreement will coordinate and cooperate fully with the other parties to this Agreement in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act. Any competitively sensitive information that is disclosed pursuant to this Section 5.3(b) will be limited to each party’s respective counsel and economists pursuant to a separate customary confidentiality agreement.

(c)            Notwithstanding anything in this Agreement to the contrary, in no event will Buyer be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that, in the reasonable judgment of Buyer, could be expected to limit the right of Buyer to own or operate all or any portion of their respective businesses or assets. Neither Seller nor any of its Affiliates shall, without Buyer’s written consent, in Buyer’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter its businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Buyer’s freedom of action with respect to, or Buyer’s ability to retain any of the businesses, product lines or assets of, the Business to be acquired or otherwise receive the full benefits of this Agreement.

ARTICLE 6. ADDITIONAL AGREEMENTS

Section 6.1      Bankruptcy Matters.

(a)            Backup Bidder. In the event that Buyer is designated as the “Backup Bidder” in accordance with and as defined in the Bidding Procedures Order, Buyer agrees that it will keep the Backup Bid (as defined in the Bidding Procedures Order) open and irrevocable until the earlier of 5:00 p.m. (prevailing Central Time) on the date that is sixty (60) days after the date of entry of the Bankruptcy Court’s Order approving the Alternative Transaction and the closing date of the Alternative Transaction. Notwithstanding anything to the contrary in this Agreement, Seller may also identify and enter into agreements respecting (x) a “back-up” bid relating to an Alternative Transaction, and/or (y) a liquidation sale of all or a portion of the Inventory and the other assets of Seller, in either case to become effective in the event Buyer does not perform in accordance with the terms of this Agreement.

(b)            Notice to Holders of Liens, Claims and Interests. Seller has provided notice of the Sale Order to all holders of Liens, Claims and Interests in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules for the Bankruptcy Court and any other applicable Order of the Bankruptcy Court.

(c)            Entry of Sale Order. Seller has filed with the Bankruptcy Court one or more motions which, collectively, seek the entry of the Sale Order. The Sale Order provides that, without limitation and notwithstanding anything to the contrary in this Agreement (including any Assumed Contract), Buyer is not liable for, and is taking the Acquired Assets free of, any Excluded Liability. Seller and Buyer shall use reasonable best efforts to cooperate, assist and consult with each other to secure the entry of the Sale Order, and to consummate the transactions contemplated by this Agreement, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement. In the event that any Orders of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such Order), Seller and Buyer will cooperate in determining and pursuing the response to any such appeal, petition or motion and Seller and Buyer shall use their commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion. For purposes of this Section 6.1(c) only, commercially reasonable efforts shall without limitation require each party to this Agreement to pay its costs and expenses reasonably required in connection with preparing and seeking entry of the Sale Order by the Bankruptcy Court and resolution of any appeal therefrom.

Section 6.2      Transition Arrangements.

(a)            Transition Services Agreement. To facilitate the transactions contemplated by this Agreement, Seller and Buyer shall, as of the Closing, enter into a Transition Services Agreement in substantially the same form as attached as Exhibit 2 setting forth certain transition services that Buyer and Seller will provide to each other. Buyer is also interested in entering into a transition services agreement with the Other Buyer on mutually agreeable terms.

(b)            Access Covenant. Upon reasonable request from Seller, and including without limitation as further set forth in the Transition Services Agreement, during reasonable hours, and subject to the terms of the Confidentiality Agreement, Buyer will following the Closing Date provide to Seller, and the accountants, counsel and representatives of Seller, including any administrator of the Plan or Seller’s estate, such access to the pre-closing books and records relating to the Business as is reasonably necessary to permit Seller to monetize any Excluded Assets and otherwise liquidate its estate after the Closing and confirmation of the Plan and to conclude the Bankruptcy Case, including the administration of the Plan, reconciliation and litigation of claims and making of distributions contemplated under the Plan, or otherwise. Such access will include (a) reasonable access to Buyer’s personnel, information technology systems and books and records and (b) the use of office space for individuals and office support of appropriate secretaries or clerks for employees of Seller engaged in such wind-down and liquidation process. Buyer will provide such services free of any charges, fees or rents, provided that Seller will reimburse Buyer for reasonable out-of-pocket costs and expenses incurred by Buyer in connection with providing such services (which for the avoidance of doubt will not include salaries paid to Buyer’s consultants or employees or Buyer’s overhead but may include temporary service workers (at customary and reasonable hourly costs) if needed based upon the reasonable time demands of the regular work of Buyer’s employees and the reasonable time demands of Seller’s employees engaged in the liquidation).

(c)            Transitional License. Effective upon the Closing, for a period not to exceed one hundred and eighty (180) calendar days, Buyer shall grant Seller a non-exclusive, royalty-free right and license to use the Acquired Intellectual Property, including the Business Name, in connection with the wind-down and liquidation of Seller’s estate and the conclusion of the Bankruptcy Case, including for purposes of administering a plan of liquidation of the Excluded Assets, reconciling claims and making distributions.

(d)            Transitional Regulatory Matters. From the Effective Date until the Closing Date, Buyer and Seller shall each use reasonable best efforts to cooperate in the registration of Buyer as licensee, as of and conditional upon the Closing, under the ATF Licenses.

Section 6.3 Further Assurances. At the request and the sole expense of the requesting party, either party shall, at any time after the Closing Date, execute and deliver such documents as the other party or its counsel may reasonably request to effectuate the purposes of this Agreement.

ARTICLE 7. EMPLOYEES AND EMPLOYEE BENEFITS

Section 7.1 Transferred Employees. Within two (2) days after entry of the Sale Order, Buyer shall offer employment, effective as of the Closing, to a significant portion of the Employees. Each such offer shall include a waiver of any costs related to the termination of employment of such Employees by Seller in connection with the transactions contemplated by this Agreement (including without limitation any severance or WARN Act payments), as against Buyer, Seller and their respective Affiliates. If the Closing occurs, any such Employees who accept any such offer no later than five (5) days after the Closing Date are referred to in this Agreement as the “Transferred Employees”.

Section 7.2 Employment Tax Reporting. With respect to Transferred Employees, Buyer and Seller shall use the standard procedure set forth in Revenue Procedure 2004-53, 2004-34 I.R.B. 320, for purposes of employment Tax reporting.

Section 7.3 Benefits. From and after the Closing (or with respect to any Transferred Employee who is on an approved leave of absence as of the Closing, from and after his or her return to work), Buyer shall, or shall cause an Affiliate of Buyer to, provide (whether under existing or newly-established Buyer compensation or benefits plans (collectively, the “Buyer Plans”)) to each Transferred Employee, and to their eligible dependents, benefits under the Buyer Plans that are no less favorable to the applicable Transferred Employee in the aggregate than the practice, plans, policies or Contracts in effect for such Transferred Employee immediately prior to the Closing. If applicable, for purposes of eligibility, vesting and the calculation of the eligibility for and amount of vacation, sick pay, severance or other benefits under the Buyer Plans providing benefits to Transferred Employees, Buyer shall credit each Transferred Employee with his or her years of service with Seller to the same extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Benefit Plan; provided, however, that no such service recognition shall result in any duplication of benefits or apply to any defined benefit pension plans. In addition, to the extent it has the right to do so, Buyer shall use commercially reasonable efforts to (a) waive under any health or welfare plans maintained by Buyer for Transferred Employees any pre-existing condition limitations and eligibility waiting periods for Transferred Employees and their eligible dependents (but only to the extent such pre- existing condition limitations, eligibility waiting periods and evidence of insurability requirements were satisfied under Seller’s comparable health plans as of the Closing Date), and (b) provide that dollar amount of all eligible expenses incurred by Transferred Employees and their eligible dependents during the calendar year in which the Closing Date occurs shall be taken into account for purposes of satisfying the applicable deductibles, co-payments or out-of-pocket limitations for such calendar year under the relevant Buyer’s health or welfare plans.

Section 7.4      WARN Act. Buyer and Seller agree that:

(a)            Buyer shall assume all obligations and liabilities for provision of notice or payment in lieu of notice or any applicable penalties under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local law arising on account of Buyer’s acquisition of the Acquired Assets or termination of any of the Transferred Employees. Buyer will indemnify Seller and its Affiliates and their respective Related Persons against and hold each of them harmless from any and all damages incurred or suffered by Seller or any of its Affiliates or any of their respective Related Persons with respect to the WARN Act or any similar state or local Law, arising as a result of Buyer’s acquisition of the Acquired Assets or otherwise related to the Transferred Employees, that would constitute administrative and priority claims in the Bankruptcy Case. For the avoidance of doubt, Buyer does not assume obligations and liabilities for WARN Act compliance with respect to Excluded Assets or Seller’s disposition thereof.

(b)            Buyer shall not, at any time prior to ninety (90) days after the Closing Date, effectuate a “plant closing” or “mass layoff” (as those terms are defined in the WARN Act) affecting the Transferred Employees without complying in full with the WARN Act.

Section 7.5      Third Party Beneficiary. No provision of this Article 7 shall:

(a)            create any third party beneficiary or other rights in any Employee or former employee (including any beneficiary or dependent thereof) of Seller, Buyer or any other Person;

(b)            constitute or create, or be deemed to constitute or create, an employment agreement or employee benefit plan;

(c)            constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Seller or Buyer; or

(d)            alter or change the employment at-will status of any Employees.

ARTICLE 8. TAXES.

Section 8.1 Taxes Related to Purchase of Assets. All recording and filing fees and all federal, state and local sales, transfer, excise, value-added or other similar Taxes, including, without limitation, all state and local Taxes in connection with the transfer of the Acquired Assets, but excluding all income taxes and other fees based upon gain realized by Seller as a result of the sale of the Acquired Assets (collectively, “Transaction Taxes”), that may be imposed by reason of the sale, transfer, assignment and delivery of the Acquired Assets, and which are not exempt under Section 1146(c) of the Bankruptcy Code, shall be paid by Buyer. Buyer and Seller agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement, and Seller agrees to assist Buyer reasonably in the preparation and filing of any and all required returns for or with respect to such Transaction Taxes with any and all appropriate taxing authorities.

Section 8.2      Cooperation on Tax Matters.

(a)            Buyer and Seller agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters.

(b)            Buyer agrees to retain possession, at its own expense, of all accounting, business, financial and Tax records and information (i) relating to the Acquired Assets or the Assumed Liabilities that are in existence on the Closing Date and transferred to Buyer hereunder and (ii) coming into existence after the Closing Date that relate to the Acquired Assets or the Assumed Liabilities before the Closing Date, for a period of at least six (6) years from the Closing Date, and will give Seller notice and an opportunity to retain any such records in the event that Buyer determines to destroy or dispose of them after such period. In addition, from and after the Closing Date, Buyer agrees that it will provide access to Seller and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours and without charge) to those portions of books, records, documents and other information that relate solely to the Acquired Assets or the Assumed Liabilities and time periods on or prior to Closing as Seller may reasonably deem necessary to (x) properly prepare for, file, prove, answer, prosecute and/or defend any such Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer or (y) administer or complete any cases under Chapter 11 of the Bankruptcy Code of Seller. Such access shall include, without limitation, access to any computerized information retrieval systems relating to the Acquired Assets or the Assumed Liabilities as they existed on or before the Closing, unless such access cannot be limited to the appropriate information, in which case, Buyer may, at its reasonable discretion, retrieve electronic data compilations of the appropriate information.

(c)            If Seller receives any refund, overpayment or rebate of Taxes (including any refund, overpayment or rebate relating to any Straddle Period) that is attributable to Taxes paid by Buyer, it shall promptly, and in no case later than ten (10) Business Days after receipt thereof, pay such refund, overpayment or rebate over to Buyer net of any reasonable cost or expense incurred in connection with such refund, overpayment or rebate.

(d)            Seller shall prepare and file all Income Tax Returns for any Pre-Closing Taxes, whether or not such Tax Returns are required to be filed after the Closing Date, and Seller shall timely pay all Taxes reflected on such Tax Returns. Buyer shall prepare and file, or cause to be prepared and filed (with Seller’s reasonable cooperation) all Tax Returns with respect to Post- Closing Taxes. Buyer and Seller shall reasonably cooperate in the preparation of any Tax Returns described in this Section 8.2(d).

(e)            Buyer and Seller will cooperate and Buyer shall use commercially reasonable efforts to cause the Buyer or any Buyer Acquisition Vehicle to be registered with the Alcohol and Tobacco Tax and Trade Bureau as a “manufacturer” for purposes of the Firearms Ammunition and Excise Tax on or before the Closing Date.

Section 8.3 Allocation of Purchase Price. Promptly (and in any event within sixty (60) days) following the Closing Date, Seller shall deliver a schedule to Buyer allocating the Purchase Price among the Acquired Assets (the “Allocation”). Seller and Buyer will cooperate to resolve any disputes regarding the Allocation and to file with the Internal Revenue Service their respective Forms 8594 as provided for in Section 1060 of the Code on a basis consistent with the Allocation, and the Allocation shall be reflected on any Tax Returns required to be filed as a result of the transactions contemplated by this Agreement.

ARTICLE 9. CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES.

Section 9.1 Conditions Precedent to Performance by Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which (other than the conditions contained in Section 9.1(c)(i) and Section 9.1(c)(ii)) may be waived by Seller in its sole discretion:

(a)            Representations and Warranties of Buyer. All representations and warranties made by Buyer in Section 4.2 shall be accurate in all material respects on and as of the Closing Date as if again made by Buyer on and as of such date, except for (i) those representations and warranties that speak solely as of a specific date and that were true and correct as of such date, and (ii) inaccuracies that do not result in a material adverse effect on Buyer’s ability to perform its obligations hereunder, and Seller shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, solely in such capacity on behalf of Buyer, to that effect.

(b)            Performance of the Obligations of Buyer. Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Good Faith Deposit and the Purchase Price in accordance with the terms of this Agreement, which obligations shall be performed in all respects), and Seller shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, solely in such capacity on behalf of Buyer, to that effect.

(c)	Consents and Approvals.

(i)            The Bankruptcy Court shall have entered the Sale Order, and no Order staying, modifying, or amending the Sale Order shall be in effect on the Closing Date.

(ii)            The applicable waiting period under the HSR Act, if applicable, shall have expired or terminated.

(d)            No Violation of Orders. No preliminary or permanent injunction or other Order that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated by this Agreement shall be in effect.

(e)            Cure of Defaults. At or prior to the Closing, any and all defaults under the Assumed Contracts and Assumed Lease (other than Qualifying Excluded Contracts and Leases) that are required to be cured under the Bankruptcy Code shall have been cured, so that such Assumed Contracts and Assumed Lease may be assumed by Seller and assigned to Buyer in accordance with the provisions of Section 365 of the Bankruptcy Code.

(f)            Buyer’s Deliveries. Buyer shall have delivered to Seller all of the items set forth in Section 3.3.

Section 9.2 Conditions Precedent to Performance by Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which (other than the conditions contained in Section 9.2(c)(i) and Section 9.2(c)(ii)) may be waived by Buyer in its sole discretion:

(a)            Representations and Warranties of Seller. All representations and warranties made by Seller in Section 4.1 shall be accurate in all material respects on and as of the Closing Date as if again made by Seller on and as of such date, except for (i) those representations and warranties that speak solely as of a specific date and that were true and correct as of such date, and (ii) inaccuracies that do not result in a Material Adverse Effect, and Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, solely in such capacity on behalf of Seller, to that effect.

(b)            Performance of the Obligations of Seller. Seller shall have performed all obligations required under this Agreement to be performed by it on or before the Closing Date, other than failures of performance (i) that do not result in a Material Adverse Effect or (ii) under those obligations of Seller set forth in Section 6.2(d), and Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, solely in such capacity on behalf of Seller, to that effect.

(c)	Consents and Approvals.

(i)            The Bankruptcy Court shall have entered the Sale Order, and no Order staying, modifying, or amending the Sale Order shall be in effect on the Closing Date.

(ii)            The applicable waiting period under the HSR Act, if applicable shall have expired or terminated.

(d)            No Violation of Orders. No preliminary or permanent injunction or other Order that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated by this Agreement shall be in effect.

(e)            Seller’s Deliveries. Seller shall have delivered to Buyer all of the items set forth in Section 3.2.

ARTICLE 10. TERMINATION.

Section 10.1 Conditions of Termination. This Agreement may be terminated at any time before the Closing:

(a)	By mutual written consent of Seller and Buyer;

(b)            By Seller, by notice to Buyer, on or after October 31, 2020 (the “Outside Date”), if the condition contained in Section 9.1(a) has not been satisfied or waived; provided, however, that Seller shall not have the right to terminate this Agreement under this Section 10.1(b) if Seller is then in material breach of this Agreement;

(c)            By Seller, by notice to Buyer, if Seller has previously provided Buyer with written notice of Buyer’s failure to perform any material covenant of Buyer contained in this Agreement and Buyer has failed within five (5) days after such notice to perform such covenant; provided, however, that Seller shall not have the right to terminate this Agreement under this Section 10.1(c) if Seller is then in material breach of this Agreement;

(d)            By Seller, by notice to Buyer, on or after the Outside Date, if any condition contained in Section 9.1(c) or Section 9.1(d) has not been satisfied or waived; provided, however, that Seller shall not have the right to terminate this Agreement under this Section 10.1(d) if Seller is then in material breach of this Agreement;

(e)            By Buyer, by notice to Seller, on or after the Outside Date, if the condition contained in Section 9.2(a) has not been satisfied or waived; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 10.1(e) if Buyer is then in material breach of this Agreement;

(f)            By Buyer, by notice to Seller, if Buyer has previously provided Seller with written notice of a failure to perform any material covenant of Seller contained in this Agreement, which shall include, without limitation, Seller’s obligation to deliver all of the items (other than immaterial exceptions) set forth in Section 3.2(a) through Section 3.2(d), and Seller has failed within five (5) days after such notice to perform such covenant; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 10.1(f) if Buyer is then in material breach of this Agreement;

(g)            By Buyer, by notice to Seller, after the Outside Date, if any condition contained in Section 9.2(c) or Section 9.2(d) has not been satisfied or waived; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 10.1(g) if Buyer is then in material breach of this Agreement;

(h)            By Buyer, by notice to Seller, or by Seller, by notice to Buyer, if the Bankruptcy Court enters an Order dismissing or converting the Bankruptcy Case into a case under Chapter 7 of the Bankruptcy Code, appointing a trustee in the Bankruptcy Case, or appointing an examiner with enlarged power related to the operation of the Business (beyond those set forth in Section 1106(a)(3) or (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code, or the occurrence of any of the foregoing;

(i)            By Seller, five (5) Business Days after notice to Buyer, if the Bankruptcy Court has not entered the Sale Order by the date that is 60 calendar days after the Petition Date; and

(j)            Automatically, upon the earlier of (i) Seller consummating an Alternative Transaction, and (ii) sixty (60) days following the date upon which the Bankruptcy Court issues a Final Order approving an Alternative Transaction.

Section 10.2      Effect of Termination; Remedies.

(a)            In the event of termination pursuant to Section 10.1, this Agreement shall become null and void and have no effect (other than Article 10, Article 11, and Article 12, which shall survive termination), with no liability on the part of Seller or Buyer, or their respective Affiliates or Related Persons, with respect to this Agreement, except for (i) the liability of a party for its own expenses pursuant to Section 11.4, (ii) the obligation of Buyer under Section 6.1(a) and (iii) any liability provided for in Section 10.2(b) through Section 10.2(d), inclusive.

(b)            If this Agreement is terminated pursuant to Section 10.1(a), Section 10.1(d) (other than a termination due to the condition contained in Section 9.1(c)(ii)), Section 10.1(e), Section 10.1(f), Section 10.1(g) (other than a termination due to the conditions contained in Section 9.2(c)(ii)), Section 10.1(h), Section 10.1(i), or Section 10.1(j) then the Good Faith Deposit shall, within three (3) Business Days, be returned by Seller to Buyer.

(c)            If this Agreement is terminated pursuant to Section 10.1(b), Section 10.1(c), Section 10.1(d) (other than a termination due to the conditions contained in Section 9.1(c)(i) or Section 9.1(d)), or Section 10.1(g) (other than a termination due to the conditions contained in Section 9.2(c)(i) or Section 9.2(d)), then Seller may, at its sole election (i) within three (3) Business Days, retain the Good Faith Deposit, as liquidated damages (the “Break Fee”) or (ii) without limitation to Seller’s remedies under clause (i) of this Section 10.2(c) require Buyer to specifically perform under the terms of this Agreement and each of the Ancillary Agreements to which Buyer is a party.

(d)            The provisions of this Agreement are uniquely related to Seller's and its Affiliates' desire to consummate the transactions contemplated by this Agreement, and such transactions represent a unique business opportunity at a unique time for the Seller and its Affiliates. As a result, irreparable damage would occur to Seller and its Affiliates in the event that any of the obligations of Buyer under this Agreement were not performed in accordance with their specific terms. Although liquidated or other monetary damages may be available for the breach of covenants and undertakings contained in this Agreement, monetary damages would be difficult to ascertain and an inadequate remedy therefor. Accordingly, if Buyer breaches or threatens to breach any provision of this Agreement, then without limitation to Seller's rights under clause (i) of Section 10.2(c) Seller shall be entitled to an injunction or injunctions, specific performance and any and all other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, this being in addition to any other remedies to which it is entitled at Law or equity. If Seller seeks an injunction or injunctions to prevent breaches of this Agreement or seeking to enforce specifically the terms and provisions of this Agreement, Seller shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such Order or injunction. Buyer irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. If any action or proceeding should be brought in equity to enforce the provisions of this Agreement, Buyer shall not allege, and hereby waives the defense, that there is an adequate remedy at Law.

(e)            Notwithstanding anything to the contrary herein, but without limitation to the right to enforce covenants as set forth in Article 6 (if the Closing shall have occurred) (i) Seller’s entitlement to the Break Fee (to the extent provided for in this Agreement) will constitute liquidated damages (and not a penalty) and, if Seller retains such amount, then notwithstanding anything to the contrary contained herein, such Break Fee shall be the sole and exclusive remedy available to Seller and any other Person against Buyer, its Subsidiaries, and any of their respective Affiliates in connection with this Agreement and the transactions contemplated hereby (including as a result of the failure to consummate the Closing or for a breach or failure to perform hereunder or otherwise) and none of Buyer, its Subsidiaries or any of their respective Affiliates shall have any further liability relating to or arising out of this Agreement or the transactions contemplated hereby, and (ii) Buyer’s entitlement to the reimbursement of the Good Faith Deposit (to the extent provided for in this Agreement) shall be the sole and exclusive remedy (at law, in equity or otherwise) available to Buyer and any other Person against Seller, its Subsidiaries, and any of their respective Affiliates in connection with this Agreement and the transactions contemplated hereby (including as a result of the failure to consummate the Closing or for a breach or failure to perform hereunder or otherwise) and none of Seller, its Subsidiaries or any of their respective Affiliates shall have any further liability relating to or arising out of this Agreement or the transactions contemplated hereby. Each party acknowledges that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements such party would not have entered into this Agreement.

ARTICLE 11. MISCELLANEOUS.

Section 11.1 Successors and Assigns. Prior to the Closing, neither Buyer nor Seller shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other, and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided that if Buyer wishes, upon prior written notice to Seller, to assign its rights, obligations and liabilities hereunder no later than ten (10) days prior to the Closing Date to a Buyer Acquisition Vehicle, such prior written consent of Seller shall not unreasonably be withheld, conditioned or delayed. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties to this Agreement.

Section 11.2 Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Delaware (without giving effect to the principles of conflicts of Laws thereof), except to the extent that the Laws of such State are superseded by the Bankruptcy Code. For so long as Seller is subject to the jurisdiction of the Bankruptcy Court, the parties to this Agreement irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court. After Seller is no longer subject to the jurisdiction of the Bankruptcy Court, the parties to this Agreement irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, any state or federal court having competent jurisdiction over the Northern District of Alabama.

Section 11.3 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.3.

Section 11.4 Expenses. Except as expressly otherwise provided herein, each of the parties to this Agreement shall pay its own expenses in connection with this Agreement and the transactions contemplated by this Agreement, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated by this Agreement are consummated. Buyer shall pay the cost of any surveys (without limitation to the restriction in Section 5.1(b)(i)), title insurance policies and title reports ordered by Buyer.

Section 11.5 Broker’s and Finder’s Fees. Each of the parties to this Agreement represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement other than as set forth on Schedule 11.5, whose fees and expenses shall, as between the parties to this Agreement, be the responsibility of the party indicated on Schedule 11.5, and, to such party’s Knowledge, no other broker or other Person is entitled to any commission or broker’s or finder’s fee in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 11.6 Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated by this Agreement in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

Section 11.7      Notices.

(a)            All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of service, if served personally on the party to whom notice is to be given; (ii) when transmitted via electronic mail to the applicable electronic mail address set forth below if confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Seller:

Remington Outdoor Company, Inc.

100 Electronics Blvd., SW

Huntsville, Alabama 35824

Attention: Ken D’Arcy

Email: ken.darcy@remington.com

With a copy in either case to (which copy alone shall not constitute notice):

O’Melveny & Myers LLP

400 South Hope Street

Los Angeles, California 90071

Attention: John Paul Motley, Esq., and Stephen H. Warren, Esq.

Phone: (213) 430-6100 and (213) 430-7875, respectively

Email: jpmotley@omm.com and swarren@omm.com, respectively

If to Buyer:

Sierra Bullets, L.L.C.

1400 W Henry Street

Sedalia, MO 65301

Attention: Aaron Kuehne, Secretary

Email: aaron.kuehne@sierrabullets.com

With a copy to (which copy alone shall not constitute notice):

Kane Kessler, P.C.

666 Third Avenue, 23rd Floor

New York, NY 10017

Attention: Robert L. Lawrence, Esq.

Email: rlawrence@kanekessler.com

(b)            Any party may change its address for the purpose of this Section 11.7 by giving the other party written notice of its new address in the manner set forth above.

Section 11.8 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties to this Agreement, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 11.9 Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

Section 11.10 Public Announcements. Promptly after the execution and delivery of this Agreement, the parties shall make a joint press release in form and substance reasonably satisfactory to both of them regarding the transactions contemplated herein. Thereafter, no party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) unless a press release or public announcement is required by Law or Order of the Bankruptcy Court. If any such announcement or other disclosure is required by Law or Order of the Bankruptcy Court, the disclosing party agrees to give the nondisclosing party prior notice of, and an opportunity to comment on, the proposed disclosure. Notwithstanding anything to the contrary in this Section 11.10, Seller (a) shall file this Agreement with the Bankruptcy Court in connection with obtaining the Sale Order and (b) may disclose this Agreement to its equityholders and lenders to the extent required by the provisions of any of Seller’s bylaws, credit agreements and other pre-existing contractual obligations.

Section 11.11 Entire Agreement. This Agreement (including the Ancillary Agreements referenced herein), the Sale Order and the Confidentiality Agreement contain the entire understanding between the parties to this Agreement with respect to the transactions contemplated by this Agreement and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules to this Agreement and any documents and instruments delivered pursuant to any provision of this Agreement are expressly made a part of this Agreement as fully as though completely set forth in this Agreement.

Section 11.12 Parties in Interest. Nothing in this Agreement is intended to or shall confer any rights or remedies under or by reason of this Agreement on any Persons other than Seller and Buyer and their respective successors and permitted assigns; provided that, an Other Buyer shall have the right to access certain records in accordance with Section 1.1(s). Nothing in this Agreement is intended to or shall relieve or discharge the obligations or liability of any third Persons to Seller or Buyer. This Agreement is not intended to nor shall give any third Persons any right of subrogation or action over or against Seller or Buyer.

Section 11.13 Bulk Sales Laws. Buyer waives compliance by Seller and Seller waives compliance by Buyer, with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any state other than any Laws which would exempt any of the transactions contemplated by this Agreement from any Tax liability which would be imposed but for such compliance.

Section 11.14 Construction. The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The parties to this Agreement have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. As used in this Agreement, the word “including” and its derivatives means “without limitation” and its derivatives, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.

Section 11.15 Counterparts and Facsimiles. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. Executed signature pages to this Agreement may be delivered by electronic mail and such electronic copies will be deemed as sufficient as if actual signature pages had been delivered.

ARTICLE 12. DEFINITIONS.

Section 12.1 Certain Terms Defined. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

“Alternative Transaction” means Seller consummating one or more transaction or series of transactions, whether a going concern sale, liquidation or otherwise, that involves a sale of all or substantially all of the Business or the Acquired Assets by Seller to a purchaser or purchasers other than Buyer.

“Ancillary Agreements” means, collectively, the Assignment and Assumption Agreements, Assignment and Assumption of Lease, Acquired Intellectual Property Assignments, quitclaim deeds, and other certificates, affidavits and releases delivered pursuant to Article 3.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws and Orders, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“ATF” means the United States Bureau of Alcohol, Tobacco, Firearms and Explosives.

“ATF Licenses” means all of those licenses issued by ATF as provided by the GCA and the GCA’s implementing regulations that are necessary for Buyer to conduct the Business as currently conducted.

“Avoidance Actions” means any and all claims and remedies of Seller under Sections 510 and 542 through 553 of the Bankruptcy Code or under similar state laws including, without limitation, fraudulent conveyance claims, and all other causes of action of a trustee and debtor-in- possession under the Bankruptcy Code.

“Brand Name” means the trademarks listed on Schedule 12.1(a), alone and in combination with other words, graphics and designs, and all variations, derivatives, abbreviations, transliterations, and translations thereof, and including all rights throughout the world in said terms as trade names, trademarks, corporate names, business names and service marks, together with all registered and unregistered rights in the aforementioned and the goodwill associated with all of the foregoing, including without limitation the trademark and domain name registrations set forth on Schedule 1.1(k).

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in Huntsville, Alabama are authorized by Law or other governmental action to close.

“Buyer Acquisition Vehicle” means a Creditworthy entity that is wholly-owned and controlled by Sierra Bullets, L.L.C.

“Cash” means all cash and cash equivalents held by Seller, including all petty cash, register cash, undeposited checks, cash in transit and marketable securities, in each case as of immediately prior to the Closing (and including without limitation (i) the Good Faith Deposit, (ii) the Net Closing Cash Payment, (iii) any fee reserves or escrows established by Seller, and (iv) any cash in the Dominion Account (as defined in the Priority Term Loan)).

“CBA” means that certain Collective Bargaining Agreement between Remington Arms Company, LLC and International Union, United Mine Workers of America (2016-2022), as amended or otherwise modified from time to time.

“City of Huntsville Project Development Liabilities” means all liabilities arising under (i) that certain Project Development Agreement dated as of February 27, 2014, by and among the City of Huntsville, Alabama, Madison County, Alabama, The Industrial Development Board of the City of Huntsville, and Seller, as amended or otherwise modified from time to time, (ii) that certain note issued by Seller to the City of Huntsville on February 27, 2014 in the original principal amount of $12,500,000 and (iii) that certain Mortgage and Security Agreement dated as of February 27, 2014, by Seller in favor of the City of Huntsville.

“Claims” encompasses the definition in Bankruptcy Code §101(5) and under this Agreement also includes any and all liabilities, rights, credits, defenses, allowances, rebates, choses in action, rights of recovery, set-off, causes of action, civil or criminal, any contributions received from or owed to charitable or other organizations, assertions of legal or moral responsibility, in each case known or unknown, pending or threatened, at law or in equity, direct or derivative, liquidated or unliquidated, matured or unmatured, disputed or undisputed, choate or inchoate, judgments, demands, rights of first refusal or offer, recoupment, rights of recovery, reimbursement, contribution, indemnity, exoneration, rights under products liability, alter ego, environmental, intellectual property (including any infringement thereof), tort, contract and any other legal or equitable basis of liability, charges of any kind or nature, debts arising in any way in connection with any agreements, acts or failures to act, and all pending, threatened, asserted or unasserted actions against Seller or any of its Affiliates, or any of their respective current or former officers, employees, agents or independent contractors, any of their assets or properties, the Business, or any of their operations or activities arising out of or relating to any matter, occurrence, action, omission or circumstance, and includes any Claims against Buyer under doctrines of successor liability or any other ground or theory (which Claim may also be an Interest or Lien).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, indenture, note, bond, lease, license, premium finance arrangement, purchase order, sales order or other agreement to which Seller is a party; provided that Contracts do not include any Lease or any employment or similar Contracts.

“Creditworthy” means sufficiently capitalized, to the reasonable satisfaction of Seller upon provision to Seller of substantiating documentary evidence, to be able to pay the Purchase Price.

“D&O Insurance” means the policies in effect as of the Effective Date that provides for insurance from liability for current and former directors and officers of Seller, including insurance from liabilities with respect to all claims (including, under “tail” insurance coverage, those claims brought within six (6) years from the Closing Date) arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

“DIP Facility” means any debtor-in-possession financing advanced to Seller in the Bankruptcy Case.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, surveys, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.

“Employee Benefit Plans” means (a) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (b) all employment, consulting or other individual compensation agreements, and (c) all bonus or other incentive, equity or equity-based compensation, deferred compensation, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical, life insurance, scholarship programs or other plans, contracts, policies or arrangements that provide for compensation for employee benefits as to which Seller has any obligation or liability, contingent or otherwise.

“Employee Liabilities” means all liabilities of Seller to or with respect to all Employees whenever arising and liabilities of the type specified in Section 1114 of the Bankruptcy Code owing to retired employees of Seller.

“Employee Records” means all employment and benefit records (in whatever form maintained) in the possession of Seller or its agents and pertaining to any Transferred Employee, or any spouse, dependent or other beneficiary of any such Transferred Employee.

“Employees” means all individuals, as of the date of this Agreement, who are employed by Seller at the Assumed Leased Real Property (including Employees who are absent due to COVID Restrictions or vacation, family leave, short-term disability, COVID 19-related furloughs or absences or other approved leave of absence) in connection with the ownership, operation and management of the Business.

“Environmental Laws” means all applicable federal, state and local statutes, ordinances, rules, Orders, regulations and other provisions having the force of law, all judicial and administrative Orders and determinations, and all common law concerning pollution or protection of human health and the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exit Term Loan” means that certain Term Loan Agreement, dated as of May 15, 2018 (as amended by that certain Amendment No. 1, dated as of April 18, 2019, that certain Amendment No. 2, dated as of May 1, 2019, that certain Amendment No. 3, dated as of August 15, 2019, that certain Amendment No. 4, dated as of February 21, 2020, and that certain Amendment No. 5, dated as of March 27, 2020, and as it may be further amended, supplemented or otherwise modified from time to time), by and among FGI Operating Company, LLC, the guarantors party thereto from time to time, Ankura Trust Company, LLC, as administrative agent and collateral agent and the lenders party thereto.

“FILO Facility” means that certain First Lien Last-Out Term Loan Agreement, dated as of May 15, 2018 (as amended by that certain Amendment No. 1, dated as of April 18, 2019, that certain Amendment No. 2, dated as of May 1, 2019, that certain Amendment No. 3, dated as of August 15, 2019, that certain Amendment No. 4, dated as of October 11, 2019, that certain Amendment No. 5 dated as of February 21, 2020, and that certain Amendment No. 6, dated as of March 27, 2020, and as it may be further amended, supplemented or otherwise modified from time to time), by and among FGI Operating Company, LLC, the guarantors party thereto from time to time, Ankura Trust Company, LLC, as administrative agent and collateral agent and the lenders party thereto.

“Final Order” means an Order, ruling or judgment of any court of competent jurisdiction that has not been reversed, stayed, modified or amended, and as to which no appeal, petition for certiorari, motion or petition for rehearing or reargument is pending, and the deadline for any such filing has expired.

“GCA” means Gun Control Act of 1968 (Chapter 44 of Title 18, United States Code § 921 et seq).

“Government” means any agency, division, subdivision, audit group, procuring office or governmental or regulatory authority in any event or any adjudicatory body thereof, of the United States, or any state, county or municipality thereof, including the employees or agents thereof.

“Historic Firearms Books and Records” means all historic books and records relating to the sale of firearms included in the Acquired Assets, including all records required to be kept pursuant to parts 447, 478, and, 479 of title 27, Code of Federal Regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax based on, imposed on or measured by income, gross receipts or profits, including any interest, penalty or other addition with respect thereto.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Intellectual Property” means throughout the world (1) all intellectual property arising from or in respect of the following: (a) all patents and applications therefore, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (b) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names, websites, social media accounts and handles, and corporate names and general intangibles of a like nature, including the Brand Name, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (c) copyrights and registrations and applications therefore and works of authorship, and mask work rights, (d) all Software of Seller, (e) confidential information, know-how, negative know-how, research and development work product, trade secrets and inventions, and (f) all other intellectual property, (2) Seller’s rights pursuant to any Contract with Remington Licensing Corporation and (3) all claims or causes of action arising out of or related to past, present or future infringement or misappropriation of Seller’s rights or interests in intellectual property that is not an Excluded Asset and any related remedies, including, without limitation, the right to sue for past, present or future infringement, misappropriation, or violation of rights related to the Intellectual Property and collect damages therefor.

“Intercompany Note” means that certain Amended and Restated Promissory Note issued on April 18, 2019, for the principal amount of $100,000,000, by Remington Arms Company, LLC in favor of FGI Holding Company, LLC.

“Interests” means all rights and entitlements of any nature including, without limitation, security interests, assignments of Liens or Claims, licenses, leases, contract rights, indentures, instruments, licenses, options, escheatment, abandoned property, unclaimed property, covenants, conditions, zoning, planning and any other restrictions, easements, encroachments, permits or other interests in property or limitations on the use of real property or irregularities in title, rights of first refusal, rights to injunctive or other legal relief, any attributes of ownership, rights or restrictions of any kind and nature, whenever incurred, scheduled or unscheduled, perfected or unperfected, liquidated or unliquidated, matured or unmatured, legal or equitable (which Interests may also be Liens or Claims).

“Knowledge” or any other similar term or knowledge qualification means, with respect to (i) Seller, the actual conscious knowledge of either of Ken D’Arcy (President and Chief Executive Officer of ROC) or Mark Little (Vice President and Chief Financial Officer of ROC), as of the date the applicable representation or warranty is made or deemed made under this Agreement and (ii) Buyer, the actual conscious knowledge of Aaron Kuehne (Secretary and Manager of Buyer) and Zach Michelson (Director - Corporate Development of Buyer) as of the date the applicable representation or warranty is made or deemed made under this Agreement.

“Leased Real Property” means all leasehold or subleasehold estates and other rights of Seller to possess, use or occupy (or to grant others the right to possess, use or occupy) any land, buildings, structures, improvements, fixtures or other interest in real property, in each of the foregoing cases, to the extent possessed, used or occupied in connection with the Business.

“Leasehold Improvements” means all buildings, structures, improvements and fixtures that are owned by Seller and located on any Leased Real Property, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

“Leases” means all leases, ground leases, subleases, licenses and other agreements, including all amendments, extensions, renewals, and other agreements with respect thereto, pursuant to which Seller has the right to possess, use, lease or occupy (or to grant others the right to possess, use or occupy) any Leased Real Property.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement, other than a lessor’s interest in, and any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement on or affecting a lessor’s interest in, property underlying any leases.

“Material Adverse Effect” means a state of facts, event, change or effect on the value of the Acquired Assets that results in a material and adverse effect on the value of the Acquired Assets taken as a whole, but excludes any state of facts, event, change or effect caused by events, changes or developments relating to (A) changes resulting from, or from any motion, application, pleading or Order filed relating to, the Bankruptcy Case; (B) any action of Seller taken pursuant to, or any failure of Seller to take any action prohibited by, any Order of the Bankruptcy Court, this Agreement or any of the Ancillary Agreements to which Seller is a party; (C) the public disclosure of this Agreement or any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby, (D) changes, after the Effective Date, in United States generally accepted accounting principles, (E) changes in general United States economic, monetary or financial conditions, including changes in prevailing interest rates, credit availability, and the credit markets generally, as well as changes in the commercial real estate markets in the geographic regions in which Seller operates the Business, (F) changes in the firearms, ammunition or sporting goods industries in general, (G) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war (whether or not declared) or (H) any occurrence, outbreak, escalation or worsening of, or furloughs or Government actions (including any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, order, directive, guideline or recommendation by any Government of competent jurisdiction (collectively, “COVID Restrictions”)) instituted in response to, any epidemic, pandemic or other disease (including without limitation the COVID-19 virus).

“Owned Real Property” means all land and all buildings, structures, fixtures and other improvements located thereon, and all easements, rights of way, servitudes, tenements, hereditaments, appurtenances, privileges and other rights thereto, owned by Seller and used in the ownership, operation or management of the Business, but only to the extent set forth on Schedule 1.1(a).

“Pension Plan” means Remington Arms Company, LLC Pension and Retirement Plan, (f/k/a Remington Arms Company, Inc. Pension and Retirement Plan), as amended from time to time, whereby the Marlin Firearms Co. Employees’ Pension Plan (a/k/a Marlin Firearms Company Employees Pension Plan), as amended from time to time, was merged into the Remington Arms Company, LLC Pension and Retirement Plan.

“Permit” means any permit, license, authorization, registration or certificate obtained from any Government.

“Permitted Liens” mean: (a) Liens and Interests consisting of (i) current Taxes and assessments not yet due and payable, or Liens for Taxes that are being contested in good faith by appropriate legal proceedings and for which appropriate reserves under GAAP have been established in the Balance Sheets, (ii) all easements, rights-of-way, servitudes, covenants, conditions, restrictions, obligations and other similar matters of record affecting title to real property, (iii) statutory, common law or contractual liens of landlords, and (iv) the applicable zoning and use regulations or other Laws of any Government, in each case, that do not materially affect the current use of the underlying asset and are not violated in any material respect by the current use or occupancy of the Assumed Leased Real Property or the operation of the Business as currently conducted thereon; (b) any imperfection of title with respect to any asset that does not materially interfere with the present occupancy, use or marketability of such asset and the continuation of the present occupancy or use of such asset; (c) such covenants, conditions, restrictions, easements, encroachments or encumbrances that are not created pursuant to mortgages or other financing or security documents, or any other state of facts, that do not materially interfere with the present occupancy of use of an asset; and (d) all terms, conditions and restrictions under any applicable Permits.

“Person” means any individual, corporation, partnership, joint venture, association, joint- stock company, trust, unincorporated organization or Government.

“Plan” means a Joint Chapter 11 Plan filed by Seller with the Bankruptcy Court.

“Post-Closing Taxes” means any Taxes, other than Transaction Taxes, imposed on the Acquired Assets in respect of a taxable period (or portion thereof) beginning after the close of business on the day prior to the Closing Date.

“Pre-Closing Taxes” means any Taxes paid, payable, or that become payable, in connection with Seller or any of its Affiliates or relating to the Business, in respect of a taxable period (or portion thereof) ending as of the close of business on the day prior to Closing Date.

“Priority Term Loan” means that certain Loan and Security Agreement, dated as of April 18, 2019 (as amended by that certain Amendment No. 1, dated May 1, 2019, that certain Amendment No. 2, dated June 24, 2019, that certain Amendment No. 3, dated August 15, 2019, that certain Amendment No. 4, dated October 11, 2019, that certain Amendment No. 5, dated February 21, 2020, and that certain Amendment No. 6, dated March 27, 2020, and as it may be further amended, supplemented or otherwise modified from time to time), by and among FGI Operating Company, LLC, the guarantors party thereto, Cantor Fitzgerald Securities, as administrative agent and initial collateral agent, and the lenders party thereto.

“Related Person” means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, employees, controlling persons, agents, professionals, attorneys, accountants, investment bankers or representatives of any such Person.

“Retained Litigation” means all litigation and Claims arising or related to events prior to the Closing.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (e) all Documents related to any of the foregoing.

“State of Alabama Project Development Liabilities” means all liabilities under that certain Project Agreement dated as of February 17, 2014, by and between the State of Alabama and ROC, as amended or otherwise modified from time to time.

“Straddle Period” means any taxable period beginning prior to, and ending after, the Closing Date.

“Subsidiary(ies)” means, when used with respect to any specified Person, any other Person (a) of which the specified Person or any Subsidiary thereof is a general partner, (b) of which the specified Person or a Subsidiary thereof own at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions for such other Person of which owns the specified person or a Subsidiary thereof, or (c) that is directly or indirectly controlled by the specified Person or any Subsidiary thereof.

“Tax Return” means any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

“Taxes” means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Government, which taxes shall include all income taxes, payroll and employee withholding, unemployment insurance, social security (or similar), sales and use, excise (whether or not deferred), franchise, gross receipts, occupation, real and personal property, stamp, transfer, worker’s compensation, customs duties, registration, documentary, value added, alternative or add-on minimum, estimated, environmental (including taxes under section 59A of the Code) and other obligations of the same or a similar nature, whether arising before, on or after the Closing Date; and “Tax” shall mean any one of them.

“Utah Lease” means that certain leasehold interest in the real property of the Business located at 38 N. Frontage Road, Mona, Utah, 84645 pursuant to that certain Agreement of Lease dated December 31, 2009 by and between BCR Enterprises Ltd. and Barnes Bullets, LLC, as successor in interest to BB Acquisitions Holding, LLC, as amended by that certain Amendment No. 1 to Agreement of Lease dated December 1, 2019.

Section 12.2     All Terms Cross-Referenced.Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquired Assets	Section 1.1
Acquired Intellectual Property	Section 1.1(k)
Acquired Intellectual Property Assignment	Section 3.2(d)
Affiliate	Section 12.1
Agreement	Preamble
Allocation	Section 8.3
Alternative Transaction	Section 12.1
Antitrust Law	Section 12.1
Assignment and Assumption Agreement	Section 3.2(b)
Assignment and Assumption of Lease	Section 3.2(c)
Assumed Business Contracts	Section 1.1(i)
Assumed Contracts	Section 1.1(i)
Assumed FF&E Leases	Section 1.1(e)
Assumed Leased Real Property	Section 1.1(c)
Assumed Lease	Section 1.1(b)
Assumed Liabilities	Section 1.3
Assumed Motor Vehicle Leases	Section 1.1(g)
Assumed Policies	Section 1.1(h)
Avoidance Actions	Section 12.1
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bidding Procedures Order	Recitals
Brand Name	Section 12.1
Break Fee	Section 10.2(c)
Business	Recitals
Business Day	Section 12.1
Buyer	Preamble
Buyer Acquisition Vehicle	Section 12.1
Buyer Plans	Section 7.3
Cash	Section 12.1
CBA	Section 12.1

City of Huntsville Project Development Liabilities	Section 12.1
Claims	Section 12.1
Closing	Section 3.1
Closing Date	Section 3.1
Code	Section 12.1
Confidentiality Agreement	Section 5.1(b)
Contract	Section 12.1
COVID Restrictions	Section 12.1
Creditworthy	Section 12.1
Cure Amount	Section 1.5(a)
Customer Order	Section 1.1(l)
Documents	Section 12.1
DOJ	Section 5.3(b)
Effective Date	Preamble
Employee Benefit Plans	Section 12.1
Employee Liabilities	Section 12.1
Employee Records	Section 12.1
Employees	Section 12.1
Environmental Laws	Section 12.1
ERISA	Section 12.1
Excluded Assets	Section 1.2
Excluded Employee Liabilities	Section 1.3(e)
Excluded Liabilities	Section 1.4
Final Order	Section 12.1
FTC	Section 5.3(b)
Good Faith Deposit	Section 2.2(a)
Government	Section 12.1
Gross Closing Cash Payment	Section 2.1(a)
HSR Act	Section 12.1
Insurance Policies	Section 1.2(a)
Intellectual Property	Section 12.1
Intercompany Note	Section 12.1
Interests	Section 12.1
Inventory	Section 1.1(n)
Law	Section 4.1(c)
Leased FF&E	Section 1.1(e)
Leased Motor Vehicles	Section 1.1(g)
Leased Real Property	Section 12.1
Leasehold Improvements	Section 12.1
Leases	Section 12.1
Lien	Section 12.1
Material Adverse Effect	Section 12.1
Necessary Consent	Section 1.6
Net Closing Cash Payment	Section 2.2(b)
Other Agreements	Section 1.8
Other Buyer	Section 1.1(t)

Order	Section 4.1(c)
Outside Date	Section 10.1(b)
Owned FF&E	Section 1.1(d)
Owned Motor Vehicles	Section 1.1(f)
Owned Real Property	Section 12.1
Pension Plan	Section 12.1
Permitted Liens	Section 12.1
Person	Section 12.1
Petition Date	Recitals
Plan	Section 12.1
Priority Term Loan	Section 12.1
Purchase Orders	Section 1.1(m)
Purchase Price	Section 2.1
Qualifying Excluded Contracts and Leases	Section 1.5(d)
Related Person	Section 12.1
Retained Litigation	Section 12.1
ROC	Preamble
Sale Hearing	Section 1.5(a)
Sale Order	Recitals
Seller	Preamble
Seller’s Knowledge	Section 12.1
Software	Section 12.1
State of Alabama Project Development Liabilities	Section 12.1
Subsidiary(ies)	Section 12.1
Tax Return	Section 12.1
Taxes	Section 12.1
Transaction Taxes	Section 8.1
Transferred Employees	Section 7.1
WARN Act	Section 7.4(a)

[Signatures are on the following pages.]

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BUYER

SIERRA BULLETS, L.L.C.

By:	/s/ Aaron Kuehne
Name: Aaron Kuehne
Title: Secretary

ROC

REMINGTON OUTDOOR COMPANY, INC.

By:	/s/ Ken D’Arcy
Name: Ken D’Arcy
Title: Chief Executive Officer

SUBSIDIARIES OF ROC

FGI OPERATING COMPANY, LLC

By:	/s/ Ken D’Arcy
Name: Ken D’Arcy
Title: Chief Executive Officer

FGI HOLDING COMPANY, LLC

By:	/s/ Ken D’Arcy
Name: Ken D’Arcy
Title: Chief Executive Officer

BARNES BULLETS, LLC

By:
Name:
Title:

REMINGTON ARMS COMPANY, LLC

By:	/s/ Ken D’Arcy
Name: Ken D’Arcy
Title: Chief Executive Officer

RA BRANDS, L.L.C.

By:	/s/ Ken D’Arcy
Name: Ken D’Arcy
Title: Chief Executive Officer

FGI FINANCE INC.

By:
By:	/s/ Ken D’Arcy
Name: Ken D’Arcy
Title: Chief Executive Officer

HUNTSVILLE HOLDINGS LLC

By:	/s/ Ken D’Arcy
Name: Ken D’Arcy
Title: Chief Executive Officer

TMRI, INC.

By:	/s/ Ken D’Arcy
Name: Ken D’Arcy
Title: Chief Executive Officer

REMINGTON ARMS DISTRIBUTION COMPANY, LLC

By:	/s/ Ken D’Arcy
Name: Ken D’Arcy
Title: Chief Executive Officer

32E PRODUCTIONS, LLC

By:	/s/ Ken D’Arcy
Name: Ken D’Arcy
Title: Chief Executive Officer